Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vital Signs, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-3 of our report dated November 29, 2005 on the consolidated financial statements of Vital Signs, Inc. as of September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 and our report dated November 29, 2005 on management's assessment of the effectiveness of internal control over financial reporting which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
January 17, 2006